EXHIBIT 10.1

[LOGO OMITTED]

2005 STOCK PLAN OPTION CERTIFICATE
This Certificate, when executed by an Administrator of the 2005 Stock Plan of Palatin Technologies, Inc. (the “Company”), evidences the grant to the Employee named below of an Option to purchase shares of the Common Stock of the Company.

1.	Name of Employee: «First_Name» «Last_Name» (“Employee”)

2.	Maximum number of shares for which this option is exercisable: «ofoptions»

3.	Purchase Price Per Share: $ «OptionPrice» per share

4.	Date of Grant: «GrantDate»

5.	Expiration Date of Option: «ExpirationDate»

6.

Type of Grant: Incentive Stock Option to the full extent allowed under Section 422 of the United States Internal Revenue Code of 1986, as amended, and to the extent not allowed (including as required to a portion of the shares), a non-qualified option.

7.

Vesting Schedule: This option shall become exercisable (and the shares issued upon exercise shall be vested) in 4 equal annual installments: ¼ at 12 months, ¼ at 24 months, ¼ at 36 months and remainder at 48 months from date of grant (with shares at the various purchase prices per share allocated pro rata to each annual installment); provided, however, that the number of shares included in each of the first three installments shall be rounded down to the nearest whole number and the number of shares included in the final installment shall be the remaining unvested balance of the Shares.

8.

Change in Control/Acceleration/Exercise Following Termination of Employment in Certain Circumstances: The provisions of the Employment Agreement dated June 5, 2007, as amended, between Employee and the Company (the “Employment Agreement”) apply to this Option, including but not limited to the provisions of section 3.3 of the Employment Agreement.

        This Option is subject to, and governed by, all of the terms of the Company’s 2005 Stock Plan, the Employment Agreement, and the Company’s standard for of Incentive Stock Option Agreement, provided that, in the event of any conflict between the Employment Agreement and the Company’s standard form of Incentive Stock Option Agreement, the Employment Agreement shall govern.

PALATIN TECHNOLOGIES, INC.

By:
Robert I. Taber
Chairman, Compensation Committee
with the Compensation Committee acting as
Administrator under the 2005 Stock Plan pursuant
to specific authorization of the Board of Directors
of Company